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                  FIRST SUPPLEMENTAL INDENTURE

     FIRST SUPPLEMENTAL INDENTURE dated and effective as of December 31, 1997, by and between Royal Oak Mines Inc., a corporation amalgamated under the laws of Ontario, Canada (the "Company") and Chase Manhattan Trust Company, National Association, the successor to Mellon Bank, F.S.B., as Trustee (the "Trustee").

     Royal Oak Mines Inc. issued an aggregate principal amount of $175,000,000 of 11% Senior Subordinated Notes due 2006 and Series B 11% Senior Subordinated Notes due 2006 (collectively, "the Notes") pursuant to an Indenture dated as of August 12, 1996 (the "Indenture") by and among Royal Oak Mines Inc., the Trustee and Kemess Mines Inc. ("Kemess"). Kemess was a Guarantor as defined in and for purposes of the Indenture. On December 29, 1997, Royal Oak Mines Inc. and Kemess amalgamated under the laws of Ontario, Canada and the surviving entity of such amalgamation is the Company. Section
9.02 of the Indenture provides that the Indenture may be amended or supplemented by the Company and the Trustee when authorized by a resolution of the board of directors of the Company and consented to in writing by the holders of at least a majority in aggregate principal amount of the outstanding Notes. The Company has designated a record date of November 30, 1997 for the purpose of obtaining such written consent and, as of the date hereof, the holders of a majority in aggregate principal amount of the Notes have provided their written consent to the amendments and supplements contained in this First Supplemental Indenture.

     Each party hereto agrees as follows for the benefit of the other party and for the equal and rateable benefit of the Holders of the Notes.

1. Section 1.01 is hereby amended by deleting in its entirety the definition of "Working Capital Facility" contained in that section and by inserting in alphabetical order in section 1.01 the following definition:

         "Senior Secured Debentures" means, collectively, (i) the Senior Secured Debenture dated December 31, 1997 issued by the Company to and in favour of DDJ Canadian High Yield Fund in the principal amount of Cdn. $19,500,000, (ii) the Senior Secured Debenture dated December 31, 1997 issued by the Company to and in favour of Goldman, Sachs & Co. in the principal amount of $16,100,000, and (iii) the Senior Secured Debenture dated December 31, 1997 issued by the Company to and in favour of Mellon Bank, N.A., solely in its capacity as Trustee for General Motors Employees Domestic Group Pension Trust, in the principal amount of $14,600,000; as any or all of such Senior Secured Debentures may be amended, modified, supplemented, restated, or assigned from time to time."

2. Clauses (iv) and (vi) of the definition of "Permitted Indebtedness" contained in section 4.12 of the Indenture are hereby deleted in their entirety and replaced, respectively, with the following:

         "(iv) Indebtedness under or in relation to the Senior Secured Debentures in aggregate principal amounts not to exceed the aggregate of Cdn. $19,500,000 and U.S. $30,700,000, together with all interest, fees, and other amounts payable under or in respect of the Senior Secured Debentures;" and

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         "(vi) additional Indebtedness of the Company if, and to the extent that, the principal amount of the Senior Secured Debentures is repaid so that, to the extent the Company repays obligations under the Senior Secured Debentures, in whole or in part, the Company may Incur additional Indebtedness under this clause in aggregate principal amounts which, as of the date of Incurrence, when added to the principal amounts of Senior Secured Debentures then outstanding (if any) do not exceed the aggregate of Cdn. $19,500,000 and U.S. $30,700,000;".

3.  Clauses (i) and (ii) of the definition of "Permitted Liens" contained in section 1.01 of the Indenture are hereby deleted in their entirety and replaced, respectively, with the following:

         "(i) Liens on the assets or property of the Company or of a Restricted Subsidiary that, in each case, secure Indebtedness permitted under paragraph (b) of section 4.12 or clause (vi) of the definition of Permitted Indebtedness contained in section 4.12;" and

         "(ii) Liens on the assets or property of the Company or of a Restricted Subsidiary that, in each case, secure Indebtedness permitted under clause (iv) of the definition of Permitted Indebtedness contained in section 4.12;".

4. Acknowledgement is hereby made of the amalgamation of the former Royal Oak Mines Inc. and Kemess Mines Inc. on December 29, 1997 under the laws of the Province of Ontario, Canada in accordance with section 5.01 of the Indenture and resulting in the surviving entity being the Company. The Indenture is hereby amended and supplemented in every respect to the extent necessary to give effect to such amalgamation and conform the Indenture thereto and to give effect to all sections of this First Supplemental Indenture and conform the Indenture thereto.

5. This First Supplemental Indenture is entered into, and the amendments and supplements contained herein are made, pursuant to the provisions of section 9.02 of the Indenture.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and effective, all as of the date first written above.

                                      ROYAL OAK MINES INC.

                                      by: /s/ James H. Wood
                                         -------------------------------------
                                         Name:  James H. Wood
                                         Title: Chief Financial Officer


                                      CHASE MANHATTAN TRUST COMPANY,
                                      NATIONAL ASSOCIATION, as Trustee

                                      by:
                                         -------------------------------------
                                         Name:
                                         Title: